Exhibit 99.1

NEWS RELEASE

Contacts:

Steve Cragle Public Relations 763-505-2345	Jeff Warren Investor Relations 763-505-2696

FOR IMMEDIATE RELEASE

MEDTRONIC ELECTS MICHAEL O. LEAVITT TO THE BOARD OF DIRECTORS

MINNEAPOLIS – Oct. 17, 2011 – Medtronic, Inc. (NYSE: MDT) today announced that its Board of Directors unanimously voted to elect Michael O. Leavitt, founder and chairman of Leavitt Partners, to the Board as an independent director.

In his current position at Leavitt Partners, Governor Leavitt advises clients in the healthcare and food safety sectors. Previously, Governor Leavitt served in the Cabinet of President George W. Bush, first as Administrator of the Environmental Protection Agency (2003-2005) and then as Secretary of the Department of Health and Human Services (2005-2009), which includes the Food and Drug Administration and the Center for Medicare and Medicaid Services, among other agencies. Prior to his service in the federal government, he served three terms as Governor of the State of Utah.

“Governor Leavitt’s reputation as a business strategist, his vast experience as a seasoned government official, leader, and his deep knowledge of health care policy will be of great importance in helping Medtronic drive future growth of the company. We are pleased to welcome him to Medtronic’s Board of Directors,” said Omar Ishrak, chairman and chief executive officer.

About Medtronic

Medtronic, Inc. (www.medtronic.com), headquartered in Minneapolis, is the global leader in medical technology – alleviating pain, restoring health and extending life for millions of people around the world.

Any forward-looking statements are subject to risks and uncertainties such as those described in Medtronic’s periodic reports on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results.

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